EXHIBIT 4.3
THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER SUCH ACT OR STATE OR OTHER SECURITIES LAWS UNLESS, IN THE OPINION OF COUNSEL TO THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.
STOCK PURCHASE WARRANT
     This Warrant is issued this 15th day of April, 2004, by CUMBERLAND PHARMACEUTICALS INC., a Tennessee corporation (the “Company”), to S.C.O.U.T. HEALTHCARE FUND, L.P., a Delaware limited partnership (“Holder”).
AGREEMENT:
     1.     Issuance of Warrant; Term. For and in consideration of Holder’s investment in the Company pursuant to the terms of that certain Securities Purchase Agreement between the Company and Holder of even date herewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to Holder the right to purchase twenty thousand (20,000) shares (as adjusted from time to time hereunder, the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”). The shares of Common Stock issuable upon exercise of this Warrant, as adjusted from time to time pursuant to the terms hereof, are hereinafter referred to as the “Shares.” This Warrant shall be exercisable at any time prior to April 15, 2014, the “Expiration Date”.
     2.     Exercise Price. The exercise price (as adjusted from time to time hereunder, the “Exercise Price”) for which all or any of the Shares may be purchased pursuant to the terms of this Warrant shall be twelve dollars and no cents ($12.00) per share.
     3.     Exercise. Pursuant to the terms and subject to the conditions hereof, this Warrant may be exercised by the Holder hereof (but only on the conditions hereafter set forth) at any time after the date hereof and prior to the Expiration Date as to all or any increment or increments of one hundred (100) Shares (or the balance of the Shares if less than such number), upon delivery of written notice of intent to exercise to the Company at the following address: Cumberland Pharmaceuticals Inc., 2525 West End Avenue, Suite 950, Nashville, Tennessee 37203, Attention: Chief Executive, or such other address as the Company shall designate in a written notice to the Holder hereof, together with this Warrant and payment to the Company of the aggregate Exercise Price of the Shares so purchased. The Exercise Price shall be payable by a certified or bank check (or by wire transfer of immediately available funds to an account of the Company). Upon exercise of this Warrant as aforesaid, the Company shall as promptly as practicable, and in any event within ten (10) business days thereafter, execute and deliver to the Holder of this Warrant a certificate or certificates for the total number of whole Shares for which this Warrant is being exercised in such names and denominations as are requested by such Holder. If this Warrant shall be exercised with respect to less than all of the Shares, the Holder shall be entitled to receive a new Warrant covering the number of Shares in respect of which this Warrant shall not have been exercised, which new Warrant shall in all other respects be identical to this Warrant. If a fractional share of Common Stock would be issuable upon exercise of the rights represented by this Warrant, the Company will, as soon as practicable after the exercise thereof, deliver to the Holder, in lieu of such fractional share, a check payable to the Holder in an amount equal to the difference between the fair market value of such fractional share as of the date of such exercise, as determined in good faith by the Company’s board of directors, and the Exercise Price of such fractional share. The Company will pay all documenting, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of the Shares upon the exercise of the warrants, unless the Shares are to be delivered to a holder other than Holder, in which case such delivery will be made only upon payment by the Holder of any transfer taxes or other charges incidental thereto.
     4.     Covenants and Conditions. The above provisions are subject to the following:
          (a)      Neither this Warrant nor the Shares have been registered under the Securities Act or any state securities laws (the “Blue Sky Laws”). This Warrant has been acquired for investment purposes and not with a view to distribution or resale and may not be pledged, hypothecated, sold, made subject to a security interest, or otherwise transferred without (i) an effective registration statement for such Warrant under the Securities Act and such applicable Blue Sky Laws, or (ii) an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company and its counsel, that registration is not required under the Securities Act or under any applicable Blue Sky Laws. Transfer of the Shares issued upon the exercise of this Warrant shall be restricted in the same manner and to the same extent as the Warrant, and the certificates representing such Shares shall bear substantially the following legend:

THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL THE SAME HAVE BEEN REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNTIL THE COMPANY HAS RECEIVED AN OPINION OF LEGAL COUNSEL SATISFACTORY TO IT THAT SUCH SHARES MAY LEGALLY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT SUCH REGISTRATION.

The Holder hereof and the Company agree to execute such other documents and instruments as counsel for the Company reasonably deems necessary to effect the compliance of the issuance of this Warrant and any shares of Common Stock issued upon exercise hereof with applicable federal and state securities laws.
          (b)      The Company covenants and agrees that all Shares which may be issued upon exercise of this Warrant will, upon issuance and payment therefor, be legally and validly issued and outstanding, fully paid and nonassessable, free from all taxes, liens, charges and preemptive rights; if any, with respect thereto or to the issuance thereof. The Company shall at all times reserve and keep available for issuance upon the exercise of this Warrant such number of authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant.
     5.     Transfer of Warrant. This Warrant may not be transferred, in whole or in part, to any person or business entity, without prior approval of the Company. Upon approval of a transfer of the Warrant by the Company, the Warrant may be transferred in whole but not in part, subject to the provisions of Section 4 hereof, by presentation of the Warrant to the Company with written instructions for such transfer. Upon such presentation for transfer, the Company shall promptly execute and deliver a new Warrant or Warrants in the form hereof in the name of the assignee or assignees and in the denominations specified in such instructions. The Company shall pay all expenses incurred by it in connection with the preparation, issuance and delivery of Warrants under this section.
     6.     Warrant Holder Not Shareholder. This Warrant does not confer upon the Holder, as such, any right whatsoever as a shareholder of the Company, including, but not limited to, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, merger or conveyance or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights, until the Holder shall have exercised this Warrant in accordance with the provisions hereof.
     7.     Adjustment Upon Changes in Stock.
          (a)      If all or any portion of this Warrant shall be exercised subsequent to any stock split, stock dividend, recapitalization, combination of shares of the Company, or other similar event, occurring after the date hereof, then the Holder exercising this Warrant shall receive, for the aggregate price paid upon such exercise (as appropriately adjusted), the aggregate number and class of shares which such Holder would have received if this Warrant had been exercised immediately prior to such stock split, stock dividend, recapitalization, combination of shares, or other similar event. If any adjustment under this Section 7(a), would create a fractional share of stock or a right to acquire a fractional share of stock, such fractional share shall be disregarded and the number of shares subject to this Warrant shall be the next higher number of shares, rounding all fractions upward. Whenever there shall be an adjustment pursuant to this Section 7(a), the Company shall promptly notify the Holder or Holders of this Warrant of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.
          (b)      If all or any portion of this Warrant shall be exercised subsequent to any merger, consolidation, exchange of shares, separation, reorganization or liquidation of the Company, or other similar event, occurring after the date hereof, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of securities of the Company or another entity, then the Holder exercising this Warrant shall receive, for the aggregate price paid upon such exercise (as appropriately adjusted), the aggregate number and class of shares which such Holder would have received if this Warrant had been exercised immediately prior to such merger, consolidation, exchange of shares, separation, reorganization or liquidation, or other similar event. If any adjustment under this Section 7(b) would create a fractional share of stock or a right to acquire a fractional share of stock, such fractional share shall be disregarded and the number of shares subject to this Warrant shall be the next higher number of shares, rounding all fractions upward. Whenever there shall be an adjustment pursuant to this Section 7(b), the Company shall promptly notify the Holder or Holders of this Warrant of such adjustment, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated.
     8.     Certain Notices. In case at any time the Company shall propose to:
          (a)      declare any cash dividend upon its Common Stock;
          (b)      declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock;
          (c)      offer for subscription to the holders of any of its Common Stock any additional shares of stock in any class or other rights;
          (d)      reorganize, or reclassify the capital stock of the Company, or consolidate, merge or otherwise combine with, or sell of all or substantially all of its assets to, another corporation;
          (e)      voluntarily or involuntarily dissolve, liquidate or wind up of the affairs of the Company;
          (f)      redeem or purchase any shares of its capital stock or securities convertible into its capital stock; or
          (g)      complete a Qualified Public Offering or a transaction that will result in a Qualified Public Offering;
then, in any one or more of said cases, the Company shall give to the Holder of the Warrant, by certified or registered mail, (i) at least ten (10) business days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or a Qualified Public Offering or transaction that will result in a Qualified Public Offering, and (ii) in the case of a reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding up or a Qualified Public Offering or transaction that will result in a Qualified Public Offering, at least ten (10) business days’ prior written notice of the date when the same shall take place. Any notice required by clause (i) shall also specify, in the case of any dividend, distribution or subscription rights, the date on which the holders of stock shall be entitled thereto, and any notice required by clause (ii) shall specify the date on which the holders of stock shall be entitled to exchange their stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

     9.     Notice. Any notice, request, demand, instruction or other communication hereunder shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a nationally recognized delivery service, or (d) sent by facsimile transmission, and addressed as follows:

To the Company:	To Purchaser:

Cumberland Pharmaceuticals Inc.	S.C.O.U.T. Healthcare Fund, L.P.
Attn: Chief Executive	Attn: Dr. Lawrence W. Greer
2525 West End Avenue, Suite 950	c/o Greer Capital Advisors, LLC
Nashville, Tennessee 37203	2200 Woodcrest Place, Suite 309
Phone: (615) 255-0068	Birmingham, Alabama 35209
Fax: (615) 255-0094	Phone: (205) 445-0800
Fax: (205) 445-1013
or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request, demand, instruction and other communication shall be deemed to be delivered and duly received: (a) if delivered in person or by a nationally recognized delivery service, on the date when delivered to the address of the recipient; (b) if sent by mail, on the date of receipt by the recipient as shown on the return-receipt card; or (c) if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, request, demand, instruction or other communication is served by hand or is received by facsimile on a day which is not a Business Day, as hereinafter defined, or after 5:00 p.m., Nashville, Tennessee time, on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m., Nashville, Tennessee time, on the first Business Day thereafter. For purposes hereof, a “Business Day” is any calendar day other than a Saturday, Sunday or legal holiday.
     10.     Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.
     11.     Governing Law; Consent to Jurisdiction. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Tennessee, without giving effect to the choice of law or conflicts principles thereof. Any legal action or proceeding with respect to this Warrant may be brought in the courts of the State of Tennessee or of the United States of America for the District of Middle Tennessee, and, by execution and delivery of this Warrant, the Company and Holder hereby accept for their self, and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company to its address set forth herein after such mailing.

     12.     Miscellaneous. No amendment or modification hereof shall be effective except in a writing executed by each of the parties hereto. This Warrant between the Company and Holder represents the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein. This Warrant may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Warrant.
     IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

CUMBERLAND PHARMACEUTICALS INC., a Tennessee corporation
By:	/s/ A.J. Kazimi
	Name:	A.J. Kazimi
	Title:	Chief Executive Officer

S.C.O.U.T. HEALTHCARE FUND, L.P., a Delaware limited partnership
By:	/s/ Lawrence W. Greer
	Name:	Lawrence W. Greer
	Title:	President
S.C.O.U.T. Corporation General Partner for the Fund